Exhibit 99.1
CNX Gas Reports Quarterly Net Income of $37.6 Million, Cash Increase of $43.3 Million,
and Record Production of 14.4 Bcf
Pittsburgh, PA (October 25, 2006) — CNX Gas Corporation (NYSE: CXG) reported net income for the quarter ended September 30, 2006 of $37.6 million, or $0.25 per diluted share. This is an increase of 44% when compared with net income of $26.1 million for the quarter ended September 30, 2005. During the just-ended quarter, cash-on-hand increased $43.3 million, to $107.6 million. Production was 14.4 billion cubic feet (Bcf), or 156.8 million cubic feet per day (MMcf/d), for the quarter ended September 30, 2006, an increase of 15% from the 12.5 Bcf, or 135.7 MMcf/d, for the quarter ended September 30, 2005. The quarterly production was a company record.
Nicholas J. DeIuliis, president and chief executive officer, said, “Our results show that in an environment where gas prices are a concern to the investment community, CNX Gas can grow production while accumulating cash and generating a very healthy return on capital. For the year-to-date, we’ve shown over 15% organic production growth, accumulated $87.5 million in cash, and generated an annualized after-tax return on capital in excess of 21%.”
TABLE 1
FINANCIAL AND OPERATIONAL RESULTS — Period-To-Period

				Nine Months	Nine Months
	Quarter Ended	Quarter Ended		Ended	Ended
	September 30, 2006	September 30, 2005		September 30, 2006	September 30, 2005

Total Revenue and Other Income	$123.6	$176.3		$394.6	$393.4
Net Income	$37.6	$26.1		$121.6	$69.6
Earnings per Share — Diluted	$0.25	$0.17	*	$0.81	$0.46	*
Net Cash from Operating Activities	$77.5	$43.1		$204.3	$124.9
EBITDA	$70.3	$51.5		$224.3	$139.5
EBIT	$60.7	$42.8		$196.9	$113.6
Total Period Production (Bcf)	14.4	12.5		41.8	36.1
Average Daily Production (MMcf)	156.8	135.7		153.2	132.1
Capital Expenditures	$34.2	$33.6		$117.3	$70.2
Financial results are in millions of dollars except per share amounts. Production results are net of royalties. In 2006, a change in the accounting for purchased gas has reduced Total Revenue and Other Income, along with a corresponding reduction in purchased gas expense. This change has no effect on Net Income. Capital Expenditures include investments in equity affiliates. *Pro forma earnings per share for the 2005 periods assume the same number of shares outstanding as in 2006.
The average price realized for the company’s gas production, including the effects of hedging, was $6.62 per Mcf for the quarter ended September 30, 2006. This was 11% higher than the $5.95 per Mcf received for the quarter ended September 30, 2005. Fully loaded unit costs for company production, exclusive of royalties, were $2.85 per Mcf in the just-ended quarter, or 5% higher than the $2.71 per Mcf for the quarter ended September 30, 2005. As a result, pre-tax unit margins for company production were $3.77 in the September 30, 2006 quarter, an increase of 16% from $3.24 in the September 30, 2005 quarter.
Mr. DeIuliis commented on unit costs and margins, saying, “As you can see from Table 2, our unit production costs in both the September 2006 quarter and for the 2006 nine months are higher only because of increased administration costs, primarily as a result of CNX Gas becoming a stand alone, publicly-traded entity. When adjusting for this, our unit production costs are actually lower than the comparable 2005 period.”
Mr. DeIuliis continued, “CNX Gas also owns and operates a mid-stream business. The cost of running this business is included in the ‘Costs — Gathering’ portion of Table 2. Gathering costs are higher only because of higher transportation costs. These costs are associated with shipping our gas on the interstate pipeline system. When the Duke Jewell Ridge lateral becomes operational, I would expect this category of costs to approach earlier lower levels.”
“I am impressed with our operators’ ability to keep costs under control, while not compromising safety. CNX Gas continues to display some of the lowest costs in the industry.”
TABLE 2
PRICE AND COST DATA PER NET MCF — Period-To-Period Comparison

	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
Per Mcf	2006	2005	2006	2005

Average Sales Price	$6.62	$5.95	$7.02	$5.54
Costs — Production
Lifting	$0.34	$0.35	$0.32	$0.35
Other Production Costs	$0.16	$0.23	$0.16	$0.24
Administration	$0.60	$0.40	$0.56	$0.36
DD&A	$0.45	$0.48	$0.44	$0.50
Production Taxes	$0.17	$0.22	$0.21	$0.19

Total Production Costs	$1.72	$1.68	$1.69	$1.64

Costs — Gathering
Operating Costs	$0.65	$0.66	$0.66	$0.66
Transportation	$0.26	$0.14	$0.27	$0.12
DD&A	$0.22	$0.23	$0.23	$0.24

Total Gathering Costs	$1.13	$1.03	$1.16	$1.02

Total Costs	$2.85	$2.71	$2.85	$2.66

Margin	$3.77	$3.24	$4.17	$2.88

Includes amounts attributable to equity in affiliates.
Operations Update
During the third quarter, CNX Gas employees worked another quarter without having a lost time accident. This raises the cumulative time worked by employees without a lost time incident to nearly 1.98 million hours.
Also during the quarter, CNX Gas began production from 58 wells in its Virginia Operations (previously known as Central Appalachia) and five wells in its Mountaineer play in Northern Appalachia. These figures are exclusive of gob wells.
In Mountaineer, CNX Gas is drilling vertical-to-horizontal CBM wells. The company expected to achieve peak production rates of nearly 4 Mcf per 100 feet of lateral exposure in the Blacksville area of this play. As a group, the five wells, though not completely de-watered, are meeting this expectation.
In Tennessee, CNX Gas participated through its Knox Energy joint venture in 2.81 (net) wells that began production.

In Nittany, the company’s new CBM play in central Pennsylvania, a project manager has been chosen and initial permitting has begun for two test wells. The design of these vertical frac wells has been completed and the locations have been selected.
In Cardinal, CNX Gas’ New Albany shale play in western Kentucky, a project manager has also been chosen. Engineering technical work is being conducted to identify test well locations.
When added to the 130.25 wells CNX Gas brought online in the first half of 2006, the nine month total is 196.06 net wells. The company now has a total of nine drilling rigs running, up from six at year-end 2005.
The Duke Jewell Ridge lateral is now expected to be in-service by November 1, in time for the start of the winter heating season.
Financial Update
The company ended the quarter with cash-on-hand of $107.6 million, an increase of $43.3 million from June 30, 2006. Capital expenditures were $34.2 million during the third quarter. The high level of cash build during the quarter was partly due to the timing of cash tax payments, but the timing had no impact on the year-to-date cash accumulation of $87.5 million.
CNX Gas has outstanding letters of credit of $16.8 million, but otherwise has no drawn amounts on its $200 million credit facility.
Mr. DeIuliis further commented, “Our continuing goal is to be an industry leader in an important metric: return on capital employed (ROCE). For the first nine months of 2006, we achieved, on an annualized basis, a 21.9% after-tax return on capital employed. “
Long-term Incentive Program
On October 11, the Board of Directors approved a new Long-Term Incentive Compensation Program for its key managers, which closely aligns the interests of those managers with the interests of the company’s shareholders. This program replaces the prior program of annual stock option awards.
Philip W. Baxter, Non-Executive Chairman of the Board, said, “The program pays out on the metric most important to shareholders—total shareholder return relative to peers—which is easy to understand and measure. Given the three-year performance period, it will serve as an important retention tool and encourage our key managers to continue their superior performance.”
Guidance
The 2006 production guidance remains unchanged at 55.7 Bcf, and represents a 15% growth in production from 2005. If CNX Gas were to continue to produce at the same rate as the third quarter, the full-year production would be 56.2 Bcf. In October, however, normal and extended interstate pipeline maintenance, compressor outages, and the concurrent delay in the start-up of the Jewell Ridge lateral caused us to defer about 0.2 Bcf in production.
The fourth quarter earnings impact of the deferral, and the burn of some gas in our electric generation unit, is estimated to be two cents per share.
The 2006 capital expenditures are now projected to be $175 million, down from earlier estimates of $190 million. A reduction of $10 million was due to a gas processing unit not being needed in Mountaineer this year.
In 2006, the company expects to drill 250 wells in its Virginia Operations, and 18 in Mountaineer.

TABLE 3
GUIDANCE — Three-Year

	2006	2007	2008

Total Yearly Production (Bcf)	55.7	*	*
Production Growth	15%	Approx. 15%	Approx. 15%
Volumes Hedged (Bcf)	17.0	7.4	7.4
Average Hedge Price ($/Mcf)	$7.42	$7.67	$7.20
Capital Expenditures ($MM)	$175	*	*

*The company will provide updated 2007 and 2008 production guidance upon completion of the long-range planning process, now underway. The company still expects organic production growth, year-on-year, of 15% through 2008.
CNX Gas will host a conference call today at 10:00 a.m. Eastern time to discuss the company’s third quarter results. The teleconference can be heard “live” at the investor relations portion of the company web site: www.cnxgas.com.
Description
CNX GAS CORPORATION is an independent natural gas exploration, development, production and gathering company operating in the Appalachian Basin of the United States. In May 2006, Business Week cited CNX Gas in its survey of Hot Growth Companies. Effective June 30, 2006, CNX Gas was added to the Russell 3000® Index and the Russell Midcap® Index. Recently, CNX Gas was named as a finalist by Platts for its “Hydrocarbon Producer of the Year” award.
Contact:
Dan Zajdel
Vice President — Investor and Public Relations
(412) 854-6719
danzajdel@cnxgas.com
www.cnxgas.com
Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Gas because they are widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT and EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CNX Gas
EBIT & EBITDA Reconciliation
(000) Omitted

	Quarter	Quarter	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Net Income	$37,593	$26,070	$121,622	$69,588
Add: Interest Expense	—	—	9	—
Less: Interest Income	1,071	—	2,169	—
Add: Income Taxes	24,204	16,745	77,432	43,988

Earnings Before Interest & Taxes (EBIT)	60,726	42,815	196,894	113,576
Add: Depreciation, Depletion, & Amortization	9,546	8,671	27,437	25,883

EBITDA	$70,272	$51,486	$224,331	$139,459

CNX Gas
Capital Employed and Return on Capital Employed
(000) Omitted
Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used, it includes CNX Gas’ property, plant, and equipment and other assets less liabilities.

	As of	As of
	September 30,	December 31,
Capital Employed	2006	2005

Total assets	$1,046,836	$874,856
Less liabilities:
Total current liabilities	(68,937)	(86,158)
Total long-term liabilities (other than indebtedness)	(139,711)	(109,226)

Total Capital Employed	$838,188	$679,472

Return on average capital employed (ROCE) is a performance measure ratio. ROCE is defined as net income plus after-tax interest expense, divided by average capital employed. Below is a calculation of ROCE for the first three quarters of 2006. In order to annualize the result on a compounded basis, a “1” is added to the nine months’ ROCE, before it is raised to the four-thirds power.

Nine Months Ended
Return on Capital Employed	September 30, 2006

Net Income	$121,622
Financing costs (after-tax):	—
Third-party debt	—
All other financing costs	(5)

Total financing costs	(5)

Earnings excluding financing costs	$121,627
Average capital employed	$758,830
Return on average capital employed (nine months)	16.0%
Return on average capital employed-annualized	21.9%
Management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity, which measures the return on only the shareholders’ equity component of total capital employed.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: our business strategy; our financial position; our cash flow and liquidity; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves; replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas; competition in the gas industry; the availability of personnel and equipment; increased costs; the effects of government regulation and permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate; costs associated with perfecting title for gas rights in some of our properties; our need to use unproven technologies to extract coalbed methane in some properties; our relationships and arrangements with CONSOL Energy; and other factors discussed under “Risk Factors” in the 10-K for the year ended December 31, 2005. We are including this cautionary statement in this release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.

CNX GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenue and Other Income:
Outside Sales	$92,507	$71,681	$286,494	$192,878
Related Party Sales	2,719	1,926	5,753	5,325
Royalty Interest Gas Sales	13,221	12,317	41,714	31,059
Purchased Gas Sales	9,076	88,288	41,206	157,545
Other Income	6,044	2,100	19,475	6,627

Total Revenue and Other Income	123,567	176,312	394,642	393,434
Costs and Expenses:
Lifting Costs	7,295	6,907	21,990	19,087
Gathering and Compression Costs	13,949	10,696	40,940	29,918
Royalty Interest Gas Costs	10,808	10,042	34,491	24,505
Purchased Gas Costs	9,340	89,653	42,091	159,739
Other	2,265	2,741	6,129	8,335
Equity in (Earnings) Loss of Affiliates	45	88	(727)	220
General and Administrative	8,522	4,699	23,228	12,171
Depreciation, Depletion and Amortization	9,546	8,671	27,437	25,883
Interest Expense	0	0	9	0

Total Costs and Expenses	61,770	133,497	195,588	279,858

Earnings Before Income Taxes	61,797	42,815	199,054	113,576

Income Taxes	24,204	16,745	77,432	43,988

Net Income	$37,593	$26,070	$121,622	$69,588

Earnings per share:
Basic	$0.25	$0.19	$0.81	$0.54

Diluted	$0.25	$0.19	$0.81	$0.54

Weighted Average Number of Common Shares Outstanding:
Basic	150,833,334	139,294,276	150,833,334	128,422,601

Dilutive	151,011,596	139,416,414	150,992,783	128,499,081